UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 24, 2024
Date of Report (date of earliest event reported)

Momentus Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39128	84-1905538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 N. First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(650) 564-7820
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MNTS	The Nasdaq Stock Market LLC
Warrants	MNTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on March 27, 2024, Momentus Inc. (the “Company”) received a letter from the Listing Qualifications Staff of The Nasdaq Capital Market (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock, par value $0.00001 per share (“Common Stock”), for the last 30 consecutive business days, the Company was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Original Notice”). At that time, the Company was provided a compliance period of 180 calendar days from the date of the Original Notice, or until September 23, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

As the Company did not regain compliance with the Minimum Bid Price Requirement by September 23, 2024, and it was determined that the Company is not eligible for another 180 calendar-day extension because it did not meet the minimum stockholders’ equity initial listing requirements of $5,000,000 for Nasdaq, as set forth under Nasdaq Listing Rule 5505(b), the Company received a delisting determination letter on September 24, 2024 (the “Delisting Determination Letter”).

As previously reported in the Company’s Current Reports on Form 8-K filed May 30, 2024 and August 27, 2024, the Company received deficiency letters on May 23, 2024 and August 21, 2024, respectively, from the Staff notifying the Company that, the Company had not filed its Form 10-Q for the periods ending March 31, 2024 and June 30, 2024, respectively, as required for continued listing on the Nasdaq under Nasdaq Listing Rule 5250(c)(1) (the “Periodic Reporting Requirement”). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failures to comply with the Periodic Reporting Requirement have individually become additional and separate basis for delisting.

The Delisting Determination Letter states that unless the Company requests a hearing before a Nasdaq Hearing Panel (“Panel”) to appeal Nasdaq’s delisting determination by October 1, 2024, trading of the Common Stock will be suspended at the opening of business on October 3, 2024, and the Common Stock will be delisted from Nasdaq.

The Company intends to request a hearing before the Panel at which it will request a suspension of delisting pending its return to compliance. Pursuant to Nasdaq Listing Rule 5815(a)(1)(B), the Company expects that its hearing request will stay the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process. Consequently, the Company expects the Common Stock to remain listed on Nasdaq at least until the Panel renders a decision following the hearing.

The Company intends to provide a plan to regain compliance to the Panel, including, subject to approval of the Company’s Board of Directors and its stockholders, implementing a reverse stock split, should it be necessary.

There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement or will otherwise be in compliance with other applicable Nasdaq listing rules, that the Company will be able to successfully implement a reverse stock split if it decides to pursue one, that the Panel will grant the Company’s request for a suspension of delisting on Nasdaq, or that the Company’s appeal of the delisting determination will be successful.

Item 7.01	Regulation FD.

Settlement of Derivative Litigation

As previously reported, on August 26, 2024, an unopposed motion for the preliminary approval of settlement was filed after the Company reached an agreement in principle for a proposed settlement of certain shareholder derivative litigation. On September 16, 2026, an order preliminarily approving the proposed settlement, subject to further consideration at the November 21, 2024, settlement hearing was entered in the U.S. District Court for the Northern District of California. Copies of the Notice of Pendency and Proposed Settlement of Derivative Matters and the Stipulation and Agreement of Settlement are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Notice of Pendency and Proposed Settlement of Derivative Matters
99.2	Stipulation and Agreement of Settlement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

		By:	/s/ Paul Ney
		Name:	Paul Ney

Dated:	September 26, 2024	Title:	Chief Legal Officer